AEGIS VALUE FUND, INC.

INVESTMENT ADVISORY AGREEMENT
For the period from March 31, 1998 to March 31, 2000

     THIS AGREEMENT is made March 11, 1998 by and between Aegis Value Fund, Inc., a Maryland corporation (the "Fund") and Berno, Gambal & Barbee, Inc., a Delaware corporation (the "Advisor"). In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

     1. The Fund hereby employs and authorizes the Advisor to act as the investment advisor for and to manage at its sole discretion the investment and reinvestment of the assets of the Fund in accordance with the Fund's investment objective and policies and limitations; to place orders for execution and make purchases, sales and other changes in the investments of the Fund; and to administer its affairs to the extent requested by and subject to the supervision of the Board of Directors of the Fund for the period and upon the terms herein set forth. The investment of funds shall be subject to all applicable restrictions of the Articles of Incorporation and By-Laws of the Fund as may from time to time be in force.
     The Advisor accepts such employment and agrees during such period to render such services, to furnish office facilities and equipment, to provide clerical, bookkeeping and administrative services for the Fund, to permit any of its officers or employees to serve without compensation as directors or officers of the Fund if elected to such positions and to assume the obligations herein set forth for the compensation herein provided. The Advisor shall for all purposes herein provided be deemed to be an independent contractor, and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. All information and advice furnished by either party to the other shall be treated as confidential, except for information required to be disclosed by applicable securities laws and regulations.
     The Fund represents that the terms of this Agreement and the Fund's investment policies and limitations do not violate any obligation or restriction by which the Fund is bound, whether arising by contract, operation of law or otherwise, that all information that the Fund has provided to the Advisor is accurate, and that the Fund agrees to indemnify and hold the Advisor and its agents harmless from any liability, loss and expense arising out of any breach of any of the foregoing representations provided the Advisor or its agents have not acted with negligence or willful misconduct in respect thereof. The Advisor represents that the terms of this Agreement do not violate any obligation or restriction by which the Advisor is bound, whether arising by contract, operation of law or otherwise, that all information that the Advisor has provided to the Fund is accurate to the best of its knowledge.

     2. For the services and facilities described in Section 1, the Fund will pay to the Advisor at the end of each calendar month an investment management fee computed at the annual rate of 1.20% of the average daily net assets of the Fund.
     If expenses borne by the Fund in its fiscal years ending up to August 31, 2000 (including the Advisor's fee, but excluding interest, taxes, fees incurred in acquiring or disposing of portfolio securities and, as determined by the Board of Directors, extraordinary expenses) exceed 1.50% of average daily net assets, the Advisor will reimburse the Fund for any excess. If for any month the expenses of the Fund properly chargeable to the income account shall exceed 1/12 of the percentage of average daily net assets allowable as expenses (one twelfth of 1.50%, or 0.125%), the Advisor shall make a refund payment to the Fund so that the total net expense will not exceed such percentage. As of the end of the Fund's fiscal year, however, the foregoing computations and payments shall be readjusted so that the aggregate compensation payable to the Advisor for the year is equal to the percentage set forth herein of the average daily net assets as determined as described herein throughout the fiscal year, diminished to the extent necessary so that the total of said expense item shall not exceed the expense limitation. The aggregate of repayments, if any, by the Advisor to the Fund for the year shall be the amount necessary to limit the said net expense to said percentage.
     The net asset value of the Fund shall be calculated at the close of the New York Stock Exchange on each day the Exchange is open for trading or as of such other time or times as the directors may determine in accordance with the provisions of the Investment Company Act of 1940. On each day when net asset value is not calculated, the net asset value of a share of common stock of the Fund shall be deemed to be the net asset value of such a share as of the close of business on the last day on which such calculation was made for the purpose of the foregoing computations.
     For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year, respectively. The services of the Advisor to the Fund under this Agreement are not to be deemed exclusive, and the Advisor shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

     3. In addition to the fee of the Advisor, the Fund shall assume and pay any expenses for services rendered by a custodian for the safekeeping of the Fund's securities or other property, for keeping its books of account, for any other charges of the custodian and for calculating the net asset value of the Fund as provided in the Articles of Incorporation of the Fund. The Advisor shall not be required to pay and the Fund shall assume and pay the charges and expenses of its operations, including compensation of the directors (other than those affiliated with the Advisor), charges and expenses of independent auditors, of legal counsel, of shareholder services and information, of any transfer or dividend disbursing agent or any registrar of the Fund, costs of acquiring and disposing of portfolio securities, interest, if any, on obligations incurred by the Fund, costs of share certificates and of reports, membership dues in the Investment Company Institute or any similar organization, costs of reports and notices to shareholders, other like miscellaneous expenses and all taxes and fees payable to federal, state or other governmental agencies on account of the registration of securities issued by the Fund, filing of corporate documents or otherwise.
     The Fund shall not pay or incur any obligation for any management or administrative expenses for which the Fund intends to seek reimbursement from the Advisor as herein provided without first obtaining the written approval of the Advisor. The Advisor shall arrange, if desired by the Fund, for officers or employees of the Advisor to serve, without compensation from the Fund, as directors, officers or agents of the Fund if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by law.

     4. Subject to applicable statutes and regulations, it is understood that directors, officers or agents of the Fund are or may be interested in the Advisor as officers, directors, agents, shareholders or otherwise, and that the officers, directors, shareholders and agents of the Advisor may be interested in the Fund otherwise than as a director, officer or agent.

     5. The Advisor shall not be liable for any error of judgment or of law, or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except loss resulting from willful malfeasance, bad faith or negligence on the part of the Advisor in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties under this Agreement. It is understood that Advisor's investment advice, while based on information believed to be correct, is not guaranteed. The Advisor will not be responsible for the acts, omissions, or solvency of any broker, dealer or agent selected by the Advisor in good faith to effect any transaction for the Fund.

     6. This Agreement shall become effective on the date hereof and shall remain in full force for a period of two years from the effective date, unless sooner terminated as hereinafter provided. This Agreement shall continue in force for periods of two (2) years thereafter, but only as long as such continuance is specifically approved in such manner as is required in Section 15 of The Investment Company Act of 1940 and any regulations thereunder.
     This Agreement shall automatically terminate in the event of its assignment, and may be terminated at any time, without the payment of any penalty by the Fund or by the Advisor on sixty (60) days written notice to the other party. The Fund may effect termination by action of the Board of Directors or by vote of a majority of the outstanding shares of common stock of the Fund, accompanied by appropriate notice.
     This Agreement may be terminated at any time without the payment of any penalty by the Board of Directors or by vote of a majority of the outstanding shares of common stock of the Fund in the event that it shall have been established by a court of competent jurisdiction that the Advisor or any officer or director of the Advisor has taken any action which results in a breach of covenants of the Advisor set forth herein.
     Termination of this Agreement shall not affect the right of the Advisor to receive payment on any unpaid balance of the compensation described in
Section 2 earned prior to such termination.

     7. In the event any provision or provisions of this Agreement shall be held to be illegal or invalid for any reason (including, without limitation, not conforming to applicable federal and state securities laws), the illegality or invalidity shall not effect the remaining provisions of this Agreement, but shall be fully severable and the Agreement shall be construed in force as if the illegal or invalid provisions had never been included herein. Furthermore, in lieu of such illegal or invalid provision, there shall be added automatically as part of the Agreement a provision as similar in terms to such illegal or such invalid provision as may be possible and be legal and valid.

     8. This Agreement contains the entire Agreement of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral or written, if any, between the parties hereto. No modification or amendment of any of the terms, conditions, or provisions herein may be made otherwise than by written agreement signed by the parties hereto.

     9. This Agreement may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute, collectively, one Agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart.

     10. Except to the extent preempted by federal securities laws, the laws of the State of Delaware shall govern the validity, construction, enforcement and interpretation of this Agreement.

     11. Any notice under this Agreement shall be in writing addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

     12. No waiver by any party hereto of any breach of any covenant, condition or agreement hereof on the part of the parties hereto to be kept and performed shall be considered to constitute a waiver of any such covenant, condition or provision, or of any subsequent breach thereof.



     IN WITNESS WHEREOF, the Fund and the Advisor have caused this Agreement to be executed on the day and year first above written.

Date:  March 11, 1998

Aegis Value Fund, Inc.                    Berno, Gambal & Barbee, Inc.

By:   William S. Berno,                   By:   William S. Berno,
     	President, Director                       Managing Director

Edward P. Faberman, Director              Paul Gambal, Managing Director

William R. Morris, III, Director          Scott L. Barbee,
                                          Managing Director